Exhibit 99.1

NMT Medical Announces Third-Quarter 2008 Financial Results

Achieves Important Milestone with Completion of CLOSURE I Enrollment

BOSTON--(BUSINESS WIRE)--November 6, 2008--NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the quarter and nine months ended September 30, 2008.

Third-Quarter Results

Third-quarter 2008 total revenues were approximately $4.2 million compared with approximately $6.4 million for the quarter ended September 30, 2007. Revenues for the third quarter of 2007 included approximately $1.9 million of net royalty income. Under the terms of the sale of the vena cava filter product line to C.R. Bard, the net royalty payments relating to the Bard transaction are now reported as a general and administrative expense, which was approximately $370,000 for the third quarter of 2008.

Total worldwide cardiac septal repair implant sales for the third quarter of 2008 were approximately $4.2 million compared with approximately $4.6 million for the third quarter of 2007. Implant sales in North America for the third quarter of 2008 were approximately $3.0 million compared with approximately $3.4 million in the third quarter of 2007. European implant sales in the third quarter of 2008 were approximately $1.2 million compared with $1.2 million in the corresponding period of 2007.

For the third quarter of 2008, NMT reported a net loss of approximately $4.4 million, or $0.33 per share. This compares with a net loss of approximately $3.2 million, or $0.25 per share, for the corresponding period in 2007.

Comments on the Third Quarter

“As we disclosed on October 2, 2008, our revenue results for the third quarter were below our expectations due to what we believe is the limited availability of cath-lab time resulting from the increased number of competitive patent foramen ovale (PFO) clinical trials,” said President and Chief Executive Officer John E. Ahern. “In addition, we believe we are competing for cath-lab time with percutaneous valve repair procedures, which are non-elective in nature and take significantly more time to perform. While our revenues for the quarter were disappointing, our focus remains on maintaining the market share gains we are achieving with BioSTAR®, our bioabsorbable septal repair implant technology, and the significant developments within our clinical trials. These factors are building NMT’s success now and for the future.”

“During the quarter, we expanded our presence in Europe and Canada with our BioSTAR® implant despite increased competition,” said Ahern. “In October, NMT became the first company to announce that it had completed enrollment in a PFO/stroke and transient ischemic attack (TIA) trial in the U.S. - CLOSURE I. We faced many enrollment challenges during the process, but by working closely with more than 190 leading stroke neurologists, interventional cardiologists and the U.S. Food and Drug Administration (FDA), we were ultimately successful in completing enrollment. We are confident that the neurological and cardiology communities and patients will benefit from this trial because the results will likely provide valuable insight on how to best reduce stroke risk in patients with PFO. Considering the market opportunity and the competitive landscape, this was a landmark event for us. The stroke and TIA indications we are targeting with the study represent a potential market of 250,000 U.S. patients annually, and $4 billion worldwide. Being the first to enter that market would likely provide us with a considerable competitive advantage. In addition, during the quarter we grew our intellectual property portfolio considerably and are the owner or exclusive licensee to 136 issued, and 77 pending, U.S. patents and corresponding foreign counterparts.”

Executive Vice President and Chief Financial Officer Richard E. Davis said, “We are maintaining our cash, cash equivalents and marketable securities guidance of approximately $16 million at December 31, 2008. We recently received a $500,000 payment as part of the $2.25 million settlement that Cardia, Inc. agreed to pay related to a patent litigation lawsuit. We currently believe that NMT has the cash to complete its ongoing clinical trials and to be the first company in the U.S. to submit a pre-market approval (PMA) application for the stroke and TIA indication. Given the tightening of financing markets and the general economic environment, we also believe that it may be prudent to continue to evaluate financing alternatives that will provide the Company with increased liquidity.”

Year-To-Date Results

Total revenues for the nine months ended September 30, 2008 were approximately $13.4 million compared with approximately $19.7 million for the same period in 2007. Revenues for the nine months ended September 30, 2008 included approximately $18,000 of net royalty income, compared with approximately $5.1 million of net royalty income for the corresponding period in 2007.

Total worldwide cardiac septal repair implant sales for the first nine months of 2008 were approximately $13.4 million compared with approximately $14.6 million for the same period in 2007. Implant sales in North America for the first nine months of 2008 were approximately $8.7 million compared with approximately $11.1 million for the first nine months of 2007. European implant sales were approximately $4.7 million for the nine-month period ended September 30, 2008, compared with approximately $3.5 million for the corresponding period in 2007.

The net loss for the nine-month period ended September 30, 2008 was approximately $13.9 million, or $1.07 per share, compared with a net loss of approximately $6.2 million, or $0.48 per share, for the corresponding period in 2007.

Business Outlook

“As we conclude 2008, we remain optimistic about the future of NMT,” said Ahern. “We are bullish about the prospects for our technologies in the marketplace. We expect that our BioSTAR® implant will continue to make market share gains in Europe, Canada and other markets that we enter during the remainder of 2008 and into 2009. We are not aware of any competitor with a similar advanced bioabsorbable cardiac septal repair technology that is in human use anywhere in the world.”

“We remain extremely encouraged about our clinical progress,” Ahern said. “With enrollment now concluded, we are one step closer to completing our landmark CLOSURE I clinical trial. We continue to work with our investigators, statistical experts and the FDA on a revised plan to reduce the timing for CLOSURE I data analysis. The original design calls for a time-based two-year follow-up. Alternative plans that we are considering and have presented to the FDA may allow for an event-based data analysis in less than two years. We expect a decision by year-end.”

Davis said, “For the full year 2008, we are expecting total revenue of approximately $18 to $19 million. Now that we have completed enrollment in CLOSURE I, we expect to see a decrease in spending on our clinical trials. As a result, we continue to expect cash, cash equivalents and marketable securities at December 31, 2008 to be approximately $16 million.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the fourth quarter of 2008. Individuals who are interested in listening to the live webcast should log on to the “Investors” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right to left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 29,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is a leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA. The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, clinical status, and outcome of the Company’s CLOSURE I trial, as well as its BioSTAR® program, the Company’s financial and sales expectations (including the anticipated geographic break out of such sales), profitability expectations and cash position, expansion of the Company’s cardiovascular business and market opportunities, including stroke, TIAs and migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad and the Company’s investment in product development – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the period ended June 30, 2008, and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Product sales	$4,153,590	$4,553,332	$13,418,495	$14,591,100
Net royalty income	-	1,855,140	18,170	5,123,035
Total revenue	4,153,590	6,408,472	13,436,665	19,714,135

Operating expenses:
Cost of product sales	1,546,064	1,316,646	4,362,167	3,905,337
Research and development	2,876,984	4,613,931	9,621,280	11,219,885
General and administrative	2,105,867	2,101,864	6,989,108	6,001,381
Selling and marketing	1,977,280	2,163,801	6,865,810	6,515,231
Total operating expenses	8,506,195	10,196,242	27,838,365	27,641,834

Loss from operations	(4,352,605)	(3,787,770)	(14,401,700)	(7,927,699)

Other income (expense):
Currency transaction (loss) gain	(142,185)	35,040	(72,355)	65,756
Interest income	159,870	441,706	662,437	1,427,397
Total other income, net	17,685	476,746	590,082	1,493,153

Loss before income taxes	(4,334,920)	(3,311,024)	(13,811,618)	(6,434,546)

Income tax expense (benefit)	16,302	(110,500)	57,972	(261,500)

Net loss	$(4,351,222)	$(3,200,524)	$(13,869,590)	$(6,173,046)

Basic & diluted loss per common share:	$(0.33)	$(0.25)	$(1.07)	$(0.48)

Basic & diluted weighted average common shares outstanding:	13,013,904	12,942,259	12,998,587	12,910,768

NMT Medical, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited)

	At September 30,	At December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$9,150,473	$6,984,383
Marketable securities	11,995,580	23,989,995
Accounts receivable, net	2,356,240	3,046,308
Inventories	2,266,915	2,071,534
Prepaid expenses and other current assets	1,317,560	3,407,084
Total current assets	27,086,768	39,499,304

Property and equipment, net	988,717	1,103,545

	$28,075,485	$40,602,849

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,058,781	$2,456,316
Accrued expenses	6,241,921	6,221,427
Total current liabilities	9,300,702	8,677,743

Long-term liabilities	502,071	352,185

Stockholders' equity:
Preferred stock, $.001 par value
Authorized--3,000,000 shares
Issued and outstanding--none	-	-
Common stock, $.001 par value
Authorized--30,000,000 shares
Issued and outstanding--13,122,391 and 13,012,142 shares in 2008 and 2007, respectively
	13,122	13,012
Additional paid-in capital	52,509,702	51,645,489
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive (loss) income	(291,069)	3,873
Accumulated deficit	(33,839,443)	(19,969,853)
Total stockholders' equity	18,272,712	31,572,921

	$28,075,485	$40,602,849

CONTACT:
NMT Medical, Inc.
Richard E. Davis, 617-737-0930
Executive Vice President & Chief Financial Officer
red@nmtmedical.com